March 15, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.20549

We have read the information contained in the section entitled, “Change in Accountants”, in the Registration Statement on Form S-4 to be filed by Sand Hill IT Security Acquisition Corp.  We agree with the statements made therein insofar as they relate to our Firm.
Very truly yours,

/s/ Mayer Hoffman McCann P.C.